Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2025

New Program Wins; Cost Reduction Initiatives; Expansion Plans in US and Vietnam
Spokane Valley, WA— February 4, 2025 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 28, 2024. These results are in line with the updated guidance provided on January 24, 2025.

For the second quarter of fiscal year 2025, Key Tronic reported total revenue of $113.9 million, compared to $147.8 million in the same period of fiscal year 2024. The lower than anticipated revenue and earnings for the second quarter of fiscal year 2025 are primarily due to unexpected shortages for specific components managed by a large customer, lower-than-expected production during the holiday season, and reduced demand from certain customers which together lowered revenue by approximately $15 million from initial guidance for the quarter. For the first six months of fiscal year 2025, total revenue was $245.4 million, compared to $298.0 million in the same period of fiscal year 2024.

Gross margins were 6.8% and operating margins were (1.0)% in the second quarter of fiscal year 2025, compared to 8.0% and 2.7%, respectively, in the same period of fiscal year 2024. The decline in margins for the second quarter of fiscal year 2025 primarily reflects the reduction of revenue. As previously announced, interest expense also included approximately $1.0 million in write-offs of unamortized loan fees related to refinancing the Company’s debt with a new lender.

The net loss was $(4.9) million or $(0.46) per share for the second quarter of fiscal year 2025, compared to net income of $1.1 million or $0.10 per share for the same period of fiscal year 2024. For the first six months of fiscal year 2025, the net loss was $(3.8) million or $(0.35) per share, compared to net income of $1.4 million or $0.13 per share for the same period of fiscal year 2024.

The adjusted net loss was $(4.1) million or $(0.38) per share for the second quarter of fiscal year 2025, compared to adjusted net income of $1.1 million or $0.10 per share for the same period of fiscal year 2024. The adjusted net loss was $(2.9) million or $(0.27) per share for first six months of fiscal year 2025, compared to adjusted net income of $1.2 million or $0.11 per share for the same period of fiscal year 2024. See “Non-GAAP Financial Measures,” below for additional information about adjusted net income and adjusted net income per share.

“As we announced today, we’re planning to significantly increase production capacity in Arkansas and Vietnam in order to continue to benefit from the growing customer demand for rebalancing their contract manufacturing. We believe these initiatives should help mitigate the adverse impact and uncertainties surrounding the recently announced tariffs on goods manufactured in China and Mexico,” said Brett Larsen, President and CEO.

“We are disappointed with the unexpected decline in revenue in the second quarter of fiscal 2025, however, we expect our revenue and earnings to improve in the third quarter of fiscal year 2025 as strategic initiatives undertaken in previous quarters come to fruition. We’re actively streamlining our international and domestic operations, with further headcount reductions to enhance efficiency, building on similar actions a year ago. We’re also pleased to see our inventory levels being more in line with current revenue levels and expect that these strategic changes will improve our overall profitability in the longer term.”

“At the same time, we continued to win new programs, such as aerospace systems and an energy resiliency technology program, which was recently announced. Once fully ramped, the latter program could generate annual revenue for us in excess of $60 million. We also closed on a long-term debt refinancing agreement during the quarter that expands available capital for growth. We believe Key Tronic remains well positioned for increased growth and profitability in coming periods.”

The financial data presented for the second quarter of fiscal 2025 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.

Business Outlook

Due to uncertainty in the economic and political environments related to the impact of recently announced potential tariffs, Key Tronic will not be issuing revenue or earnings guidance for the third quarter of fiscal year 2025.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-313-209-4906 (Access Code: 2254355). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, cost savings from headcount reduction and the Mexican Peso exchange rate, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining and efficiencies, including reductions in inventories. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the success and timing of our expansion plans; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net income and adjusted net income per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net income to the most directly comparable GAAP measure, which is GAAP net income, and the computation of adjusted net income per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$113,853	$147,847	$245,411	$297,959
Cost of sales	106,147	136,084	224,402	275,334
Gross profit	7,706	11,763	21,009	22,625
Research, development and engineering expenses	2,320	1,758	4,609	3,999
Selling, general and administrative expenses	6,507	6,057	13,077	11,841
Gain on insurance proceeds, net of losses	—	—	—	(431)
Total operating expenses	8,827	7,815	17,686	15,409
Operating income (loss)	(1,121)	3,948	3,323	7,216
Interest expense, net	3,904	2,961	7,167	5,972
Income (loss) before income taxes	(5,025)	987	(3,844)	1,244
Income tax benefit	(111)	(97)	(54)	(175)
Net income (loss)	$(4,914)	$1,084	$(3,790)	$1,419
Net income (loss) per share — Basic	$(0.46)	$0.10	$(0.35)	$0.13
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net income (loss) per share — Diluted	$(0.46)	$0.10	$(0.35)	$0.13
Weighted average shares outstanding — Diluted	10,762	10,889	10,762	10,889

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 28, 2024	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$4,244	$4,752
Trade receivables, net of credit losses of $2,931 and $2,918	113,132	132,559
Contract assets	18,892	21,250
Inventories, net	100,709	105,099
Other, net of credit losses of $1,496 and $1,679	24,159	24,739
Total current assets	261,136	288,399
Property, plant and equipment, net	27,123	28,806
Operating lease right-of-use assets, net	13,829	15,416
Other assets:
Deferred income tax asset	19,287	17,376
Other	6,454	5,346
Total other assets	25,741	22,722
Total assets	$327,829	$355,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,585	$79,394
Accrued compensation and vacation	6,218	6,510
Current portion of long-term debt	5,063	3,123
Other	18,904	15,149
Total current liabilities	93,770	104,176
Long-term liabilities:
Long-term debt, net	106,020	116,383
Operating lease liabilities	8,429	10,312
Deferred income tax liability	9	263
Other long-term obligations	114	219
Total long-term liabilities	114,572	127,177
Total liabilities	208,342	231,353
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,367	47,284
Retained earnings	73,131	76,921
Accumulated other comprehensive loss	(1,011)	(215)
Total shareholders’ equity	119,487	123,990
Total liabilities and shareholders’ equity	$327,829	$355,343

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
GAAP net income (loss)	$(4,914)	$1,084	$(3,790)	$1,419
Gain on insurance proceeds (net of losses)	—	—	—	(431)
Stock-based compensation expense	16	53	83	112
Write-off of unamortized loan fees	1,012	—	1,012	—
Income tax effect of non-GAAP adjustments (1)	(206)	(11)	(219)	64
Adjusted net income (loss):	$(4,092)	$1,126	$(2,914)	$1,164

Adjusted net income (loss) per share — non-GAAP Diluted	$(0.38)	$0.10	$(0.27)	$0.11
Weighted average shares outstanding — Diluted	10,762	10,889	10,762	10,889

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.
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